Exhibit 10.14

LANVISION SYSTEMS, INC

Schedule of Directors Compensation

The Company currently pays the Independent Directors’ fees of (i) $1,000 for each regularly scheduled Board meeting attended, and (ii) $1,000 per day for each special meeting or committee meeting attended on days when there are no Board meetings. Mr. Patsy is an officer of the Company and is not separately compensated as a director of the Company.